PROMISSORY NOTE

$21,650,000.00	Dallas, Texas	July 1, 2006

Home Solutions of America, Inc., a Delaware corporation ("Maker"), for value received, hereby promises to pay to Brian Marshall, an individual domiciled in Florida (the "Payee"), or his permitted assigns, at the time and in the manner hereinafter provided, the aggregate principal sum of Twenty-One Million Six Hundred Fifty Thousand and NO/100 DOLLARS ($21,650,000.00), together with interest computed thereon, from and after the date hereof until paid, at the rate and compounded as hereinafter provided.  This Note shall be payable in U.S. dollars at the office of Payee at 3018 Horatio Street, Tampa, Florida 33609, or at such other address as Payee may from time to time otherwise designate.

            1.         This Note is being executed and delivered in connection with that certain Stock Purchase Agreement, dated July 31, 2006 but effective for all purposes as of July 1, 2006, by and among Maker, Payee and Fireline Restoration, Inc., a Florida corporation  (the "Purchase Agreement"). Unless otherwise defined herein, all defined terms in this Note shall have the meanings given them in the Purchase Agreement.

            2.         Payments of principal and interest on this Note shall be due as follows:

            (a)        accrued interest on the outstanding principal balance of this Note shall be due on the first day of each month, commencing on September 1, 2006;

            (b)        if after the Closing Date, Fireline receives any payment(s) on the Acquired Contracts referred to as "Vista" and//or "Delmar" (each, a "Vista/Del Mar Payment"), then in each such instance, a payment on this Note equal to the amount of the Vista/Del Mar Payment so received (up to but not exceeding not to exceed the then-outstanding principal balance of the Note together with unpaid accrued interest thereon) shall be due and payable on the fifth business day following Maker's receipt of such Vista/Del Mar Payment, to be credited against amounts outstanding hereunder, as provided below; and

            (c)        the remaining outstanding principal balance of this Note, together with accrued and unpaid interest thereon, shall be due and payable on November 17, 2006; provided, however, that if the remaining outstanding principal balance of this Note, together with accrued and unpaid interest thereon, is not paid on November 17, 2006, then such remaining outstanding principal balance of this Note, together with accrued and unpaid interest thereon, shall be due and payable on January 31, 2007 (in either case, the "Maturity Date").

            3.         All payments on this Note shall be applied first, unpaid accrued interest, and next, to principal outstanding under this Note.

            4.         The outstanding principal amount of this Note, together with unpaid accrued interest that has become due and payable pursuant to the terms hereof, shall bear interest from the date hereof until paid at a rate, accrued and compounded monthly, equal to (i) the "prime rate" as quoted in the The Wall Street Journal from time to time, until November 17, 2006, and (ii) if the Maturity Date extends automatically to January 31, 2007 pursuant to Section 2(c), twelve percent (12%) thereafter.

5.         Notwithstanding anything contained in this Note to the contrary, after compliance with the applicable provisions of the Purchase Agreement and the Escrow Agreement, Maker shall have the right to set off and apply against all sums owing to Payee hereunder, any amounts that Payee owes Maker pursuant to the terms of the Purchase Agreement (including, without limitation, any indemnity claims that Maker may have from time to time against Payee under the Purchase Agreement) after final resolution pursuant to the provisions of Section 11.04 of the Purchase Agreement.  Any amounts which Maker has the right to set off and apply against amounts outstanding under this Note shall be applied first, against unpaid accrued interest, and next, against outstanding principal and any amount(s) set off and applied pursuant to this paragraph shall be considered a payment on the Note in such amount(s).

6.         This Note may be prepaid in whole or in part from time to time, without premium or penalty.  Each prepayment of principal shall be accompanied by an amount equal to the unpaid accrued interest on the principal amount prepaid to the date of such prepayment.

            7.         The following events shall be Events of Default (herein so called) hereunder:

            (a)        if Maker shall fail to pay when due any amounts due in accordance with the terms of this Note, and such failure continues for a period of ten (10) days thereafter; provided, that if Maker has made a claim against Payee pursuant to the applicable provisions of the Purchase Agreement and the Escrow Agreement, then Maker may withhold payment hereunder in an amount equal to (but not exceeding) the amount of such claim (the "Abated Payment"), unless and until such claim has been finally resolved in favor of Payee, and the Abated Payment shall not be considered an Event of Default hereunder; or

            (b)        Maker shall have failed to have Payee released as a guarantor of the BB&T Indebtedness on or before November 17, 2006, unless Payee shall have consented in writing to an extension of such guaranty beyond November 17, 2006.

8.         Upon the occurrence and during the continuance of an Event of Default, the outstanding principal amount of this Note, together with unpaid accrued interest that has become due and payable pursuant to the terms hereof, shall bear interest from the date of such Event of Default until the date such Event of Default is cured or such Event of Default is waived in writing by Payee at a rate, accrued and compounded monthly, equal to twelve percent (12%).  Upon the occurrence and during the continuance of an Event of Default, Payee may declare the principal of this Note together with all accrued and unpaid interest thereon to be due and payable immediately, and the same shall become and be due and payable, without notices, demands for payment, presentations for payment, notices of payment default, notices of intention to accelerate maturity, protest and notice of protest, and any other notices of any kind, all of which are expressly waived by Maker and any and all sureties, guarantors and endorsers of this Note.

9.         If an Event of Default occurs and this Note is placed in the hands of an attorney for collection (whether or not suit is filed), or if all or any portion of this Note is required to be collected by suit or legal proceedings or through bankruptcy proceedings, Maker agrees to pay in addition to all sums then due hereon, including principal and interest, all expenses of collection, including, without limitation, reasonable attorneys' fees.

10.       Notwithstanding anything contained in this Note to the contrary, after final resolution of any dispute pursuant to the provisions of Section 11.04 of the Purchase Agreement, if the transactions contemplated by the Purchase Agreement are terminated or otherwise unwound for any reason, then concurrently therewith, this Note shall immediately be deemed null and void and of no legal force or effect, all amounts then due and owing under the Note shall be forever forgiven and cancelled, and Payee shall immediately deliver the Note to Maker marked or stamped "cancelled".

11.       Maker and any and all sureties, guarantors and endorsers of this Note and all other parties now or hereafter liable hereon, severally waive grace, demand, presentment for payment, notice of dishonor, protest and notice of protest, notice of intention to accelerate, notice of acceleration, any other notice and diligence in collecting and bringing suit against any party hereto and agree (i) to all extensions and partial payments, with or without notice, before or after the Maturity Date, (ii) to any substitution, exchange or release of any security now or hereafter given for this Note, (iii) to the release of any party primarily or secondarily liable hereon, and (iv) that it will not be necessary for the holder hereof, in order to enforce payment of this Note, to first institute or exhaust such holder's remedies against Maker or any other party liable therefor or against any security for this Note.  No delay on the part of Payee in exercising any power or right under this Note shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power of right preclude further exercise of that power or right.

12.       All agreements between Maker and the holder hereof, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the Maturity Date hereof, or otherwise, shall the amount paid, or agreed to be paid, to the holder hereof for the use, forbearance or detention of the funds advanced pursuant to this Note, or otherwise, or for the payment of performance of any covenant or obligation contained herein or in any other document or instrument evidencing, securing or pertaining to this Note exceed the maximum amount permissible under applicable law.  If from any circumstances whatsoever fulfillment of any provision hereof or any other document or instrument exceeds the maximum amount of interest prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the holder hereof shall ever receive anything of value deemed interest by applicable law, which would exceed interest at the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note or on account of any other principal indebtedness of Maker to the holder hereof, and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of this Note and such other indebtedness, such excess shall be refunded to Maker.  All sums paid, or agreed to be paid, by Maker for the use, forbearance or detention of the indebtedness of Maker to the holder of this Note shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.  The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between Maker and the holder hereof.

13.       Payee may not assign, endorse, hypothecate, pledge or otherwise transfer this Note without the express prior written consent of the Maker, which consent shall not be unreasonably withheld, and any such endorsement, hypothecation, pledge or transfer without Maker's prior written consent shall be null and void and of no legal force or effect.

14.       This Note shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its principles of conflicts of laws.

MAKER:

HOME SOLUTIONS OF AMERICA, INC.

/s/ Frank J. Fradella
By:  Frank Fradella
Its:   Chief Executive Officer